UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 9, 2008

EnerNOC, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33471	87-0698303
(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation)	File Number)	Identification No.)

75 Federal Street, Suite 300, Boston, Massachusetts		02110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (617) 224-9900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 9, 2008, EnerNOC, Inc. (“EnerNOC”) and CRP/Capstone 14W Property Owner, L.L.C. entered into an Agreement of Lease (the “Lease Agreement”) for approximately 6,600 square feet of office space located at 14 Wall Street, Unit 6A, New York, New York. The term of the Lease Agreement will commence upon execution of the Lease Agreement, or September 9, 2008, and will expire on December 31, 2011. Pursuant to the terms of the Lease Agreement, EnerNOC will be obligated to pay a base rent of approximately $284,000 per year, which shall increase by approximately $15,000 per year beginning in the second year of the Lease Agreement. Notwithstanding the foregoing, base rent will not be required to be paid for three (3) months commencing on the date of the Lease Agreement. Under the terms of the Lease Agreement, EnerNOC is required to provide a security deposit of approximately $70,000, subject to reduction commencing on the twenty-fifth (25th) month anniversary of the Lease Agreement, and will be required to pay its pro rata share of any real estate taxes, as well as certain utility costs.

The foregoing summary of the Lease Agreement does not purport to be complete and is qualified in its entirety by reference to the Lease Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Agreement of Lease, dated as of September 9, 2008, between CRP/Capstone 14W Property Owner, L.L.C. and EnerNOC, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERNOC, INC.

Date: September 12, 2008	By:	/s/ Neal C. Isaacson
	Name:	Neal C. Isaacson
	Title:	Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description

10.1	Agreement of Lease, dated as of September 9, 2008, between CRP/Capstone 14W Property Owner, L.L.C. and EnerNOC, Inc.